Exhibit 99.1

Pacific Green makes key appointment as it enters the commercial marine wind propulsion technology sector

DOVER, DE / December 16, 2021 / Pacific Green Marine Technologies Inc. a fully owned subsidiary of Pacific Green Technologies Inc. (“PGTK”) has appointed wind propulsion technology expert George Thompson as a lead consultant to assist the group entering the rapidly expanding wind propulsion market in the marine sector.

George Thompson joins Pacific Green from BAR Technologies, the technical spinoff of the UK based America’s Cup team where he worked on the company’s aerofoil system developing technology and modelling foil performance using artificial intelligence and machine learning techniques.

George said “It is great to join Pacific Green and work with such a dynamic and forward-thinking group of people with a vast amount of real-world commercial shipping technology experience” he stated. “The wind propulsion market is gaining momentum fast and I was surprised how progressed Pacific Green’s work was on wind propulsion technology upon joining the group. We are perfectly placed now to accelerate the current work to deliver this technology to Pacific Green’s clients.”

Pacific Green’s Chief Technology Officer, Don Stephen, said: “We have been researching several forms of hybrid power over the past twenty-four months and now have a clear strategy to develop a platform of industry leading technologies to assist ship owners achieve real fuel savings and help the shipping industry meet the carbon dioxide reductions required by the International Maritime Organization. Entering the wind propulsion sector is the first step”

Pacific Green is already one of the world’s leading exhaust gas scrubber suppliers, with a client network already benefitting significantly in the reduction of marine emissions. The divisions focus has now turned its attention to fuel efficiency and the reduction of carbon emissions with its entry into commercial wind propulsion as its first step.

Pacific Green CEO Scott Poulter said: “Entering the commercial wind propulsion sector is the next platform for Pacific Green to develop this division to become the worlds leading Marine Environmental Technologies companies. If we could repeat the rapid growth we experienced in the Exhaust Gas Scrubbing sector then we will dominate in the wind propulsion sector within a very short time.”

Scott added: “Entering this sector allows us to really leverage our marine divisions existing client relations who have over 500 ships, our technical capabilities along with being unique in scaling capacity with our manufacturing partnership with PowerChina and extensive shipyard relationships. We will be ultra-competitive in delivering in the wind propulsion sector and want to make some big steps very quickly to establish ourselves.”

Don added: “I am sure Pacific Green will be making numerous announcements on its wind propulsion technology development in the months to come.”

The United Nations International Maritime Organization Agency (IMO) has set an industry goal of reducing every ship’s carbon intensity—the emissions by weight per distance travelled—by at least 40% by 2030, compared to 2008 levels.

In June 2021, it introduced new rules for compliance with specific measures of efficiency and carbon intensity that ships will need to meet by 2023. The IMO has also set a goal of cutting total greenhouse gas emissions from the shipping industry by 50% by 2050.

These targets could soon get even more stringent since the emissions rules are due for revision in 2023. Roel Hoenders, head of the IMO’s air pollution and energy efficiency section, has said the revision will “very likely contain more ambitious and more far-reaching goals.”

About Pacific Green Technologies, Inc.

Pacific Green Technologies Inc. is focused on addressing the world’s need for cleaner and more sustainable energy. The Company offers Battery Energy Storage System (BESS), CSP and PV energy solutions to complement its marine environmental technologies and emissions control divisions.

For more information, visit PGTK’s website:

www.pacificgreen-group.com

Notice Regarding Forward-Looking Statements:

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things,  entering into the commercial wind propulsion sector, the timing of the development of such sector, Pacific Green being able to dominate in the wind propulsion sector, and its ability to be competitive in the wind propulsion sector .

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, general economic and political conditions and the ongoing impact of the COVID-19 pandemic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Scott Poulter, Chairman & CEO

Pacific Green Technologies

T: +1 (302) 601-4659

Source:

Pacific Green Technologies, Inc.